 Filed Pursuant to Rule 424(b)(3)
Registration No. 333-159645

SUPPLEMENT NO. 3 DATED JUNE 21, 2012
TO PROSPECTUS DATED MARCH 29, 2012

AMBIENT CORPORATION

This document supplements the prospectus dated March 29, 2012, as subsequently amended by Supplement No.1 dated May 16, 2012 and Supplement No 2. Dated June 12, 2012, by attaching to and making as part of this Prospectus Supplement Ambient Corporation’s Current Reports on Form 8-K and 8-K/A which were filed with the Securities and Exchange Commission on June 13, 2012 and June 19, 2012. This prospectus supplement is incorporated by reference into the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is June 21, 2012.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K
______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   June 7, 2012
______________

AMBIENT CORPORATION
(Exact name of registrant as specified in its charter)
______________

Delaware	0-23723	98-0166007
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

7 WELLS AVENUE, NEWTON, MASSACHUSETTS, 02459
(Address of Principal Executive Office) (Zip Code)

(617)- 332-0004
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As reported in Item 5.07 of this Form 8-K Report, the stockholders of Ambient Corporation (the “Company”) approved the following plans (collectively, the “Plans”) at the Company’s 2012 Annual Meeting of Stockholders (the “2012 Annual Meeting"):

●	the 2012 Stock Incentive Plan including the performance-based award criteria; and

●	the Management Incentive Bonus Plan to approve the performance-based award criteria.

     The description of the material terms of the Plans included in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 24, 2012 (the “Company’s Proxy Statement”) for the 2012 Annual Meeting, is incorporated by reference in this Form 8-K. Such description does not purport to be complete and is qualified in its entirety by reference to the full text of each of the Plans, which are filed as Appendix B and C, respectively, in the Company’s Proxy Statement and is also incorporated herein by reference.

Item 5.07.   Submission of Matters to a Vote of Security holders

On June 7, 2012, the Company held its annual meeting of stockholders at 10:00 a.m. at 85 Wells Avenue, First Floor Auditorium, Newton, MA 02459. As of April 16, 2012, the record date for the 2012 Annual Meeting, there were 16,607,384 shares of common stock issued and outstanding. A quorum of common stockholders, present in person or by proxy, representing 13,952,146 shares of common stock was present at the 2012 Annual Meeting. The final voting results of the 2012 Annual Meeting are set forth below.

1.  Proposal to elect directors to serve until the 2012 Annual Meeting of Stockholders.

Name	Votes For	Votes Withheld	Broker Non-Votes
John J. Joyce	13,932,640	19,506	0
Michael Widland	13,931,452	20,694	0
D. Howard Pierce	13,939,775	12,371	0
Thomas Michael Higgins	13,939,547	12,599	0
Shad Stastney	13,931,232	20,914	0
Francesca E. Scarito	13,939,716	12,430	0

2. Proposal to adopt the 2012 Stock Incentive Plan, including the performance-based award criteria.

Votes For	Votes Against	Abstain	Broker Non-Votes
13,890,562	54,100	7,484	0

3. Proposal to adopt the Management Incentive Bonus Plan.

Votes For	Votes Against	Abstain	Broker Non-Votes
13,887,767	55,310	9,069	0

All Proposals received the requisite number of votes and were approved.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMBIENT CORPORATION

Dated: June 13, 2012	By:	/s/ JOHN J. JOYCE
John J. Joyce
Chief Executive Officer

3

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No.1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 8, 2012

AMBIENT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-35259	98-0166007
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 WELLS AVENUE, SUITE 11, NEWTON, MASSACHUSETTS, 02459
 (Address of principal executive offices, including Zip Code)

617- 332-0004
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 4 – MATTERS RELATED TO ACCOUNTANTS AND FINANCIAL STATEMENTS

Explanatory Note

This Amendment No. 1 on Form 8-K/A amends and restates the Current Report on Form 8-K filed by Ambient Corporation with the Securities and Exchange Commission (the “SEC”) on June 13, 2012 (the “Original Form 8-K”) to revise its disclosure concerning the dismissal of its former independent registered public accounting firm and the appointment of its new independent registered public accounting firm, in response to certain comments received from the SEC. Namely, the second and third paragraphs in Item 4.01 below have been revised to clarify that the disclosure contained therein covers the subsequent interim period through June 8, 2012, the date of dismissal, rather than March 31, 2012 as reported in the Original Form 8-K. Except for the changes described in this explanatory note, no other amendments to the Original Form 8-K are made by this Form 8-K/A.

Item 4.01 Changes in Registrant’s Certifying Accountant.

On June 8, 2012, the Audit Committee (the “Audit Committee”) of the Board of Directors of Ambient Corporation (the “Company”) dismissed Rotenberg Meril Solomon Bertiger & Guttilla, P.C. (“Rotenberg”) as its independent registered public accounting firm. The reports of Rotenberg on the financial statements of the Company for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two most recent fiscal years and the subsequent interim period through the dismissal of Rotenberg, there have been no disagreements with Rotenberg on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Rotenberg would have caused it to make reference to the subject matter of such disagreements in their reports on the financial statements for such years.

During the two most recent fiscal years and the subsequent interim period through the dismissal of Rotenberg, there have been no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K). The Company has requested that Rotenberg furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated June 13, 2012, is filed as Exhibit 16 to this Current Report on Form 8-K.

Effective June 12, 2012, the Company’s Audit Committee appointed PricewaterhouseCoopers LLP (“PWC”) as the independent registered public accounting firm, for the Company for the fiscal year ending December 31, 2012. During the last two fiscal years and the subsequent interim period through the appointment of PWC, neither the Company nor anyone on its behalf consulted with PWC regarding (i) the application of accounting principles to a specified transaction or transactions, either completed or proposed, or the type of audit opinion PWC might render on the Company’s financial statements or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to that Item, or a “reportable event” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

16	Letter from Rotenberg Meril Solomon Bertiger & Guttilla, P.C. to the Securities and Exchange Commission dated June 19, 2012 regarding change in certifying accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMBIENT CORPORATION

Dated: June 19, 2012	By:	/s/ John J. Joyce
John J. Joyce
Chief Executive Officer

Exhibit Index

Exhibit No.	Exhibit Description

16	Letter from Rotenberg Meril Solomon Bertiger & Guttilla, P.C. to the Securities and Exchange Commission dated June 19, 2012 regarding change in certifying accountant.

Exhibit 16

June 19, 2012

Securities and Exchange Commission

Washington, D.C.  20549

Commissioners:

We have read Ambient Corporation’s statements included under Item 4.01 of its Current Report on Form 8-K/A dated June 19, 2012 and we agree with the disclosures contained therein.

Very truly yours,

By: /s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.
Rotenberg Meril Solomon Bertiger & Guttilla, P.C.